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                                                                    EXHIBIT 3(g)

                          CERTIFICATE OF INCORPORATION
                                       OF
                              IDEON MERGER COMPANY


         The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts thereof and supplemental thereto, and referred to as the "Delaware General Corporation Law") hereby adopts the following Certificate of Incorporation:

                                   Article I

         The name of this corporation shall be IDEON MERGER COMPANY.

                                   Article II

         The principal place of business and mailing address of this corporation shall be 7596 Centurion Parkway, Jacksonville, Florida 32256.

                                  Article III

         The maximum number of shares of stock which this corporation is authorized to issue is 1,000 shares of common stock having a par value of $0.01 per share.

                                   Article IV

         The address, including street, number, city and county, of the initial registered office of the corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover, Kent County, Delaware, 19904, and the name of the initial registered agent at that office is THE PRENTICE-HALL CORPORATION SYSTEM, INC.

                                   Article V

         The name and street address of the incorporator of this corporation are:

                                  Lisa Ormand
                             7596 Centurion Parkway
                          Jacksonville, Florida  32256

                                   Article VI

         The corporation shall exist perpetually.
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                                  Article VII

         Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                                  Article VIII

         This corporation is organized for the purpose of engaging in any or all lawful acts or activities permitted under the laws of the United States of America and of the State of Delaware.

                                   Article IX

         The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

         (1) The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors of the corporation which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase "whole Board" shall be deemed to have the same meaning as the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot unless the By-Laws so provide.

         (2) After the original or other By-Laws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with Section 109 of the Delaware General Corporation Law, and after the corporation has received any payment for any of its stock, the power to adopt, amend or repeal the By-Laws of the



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                 corporation may be exercised by the Board of Directors of the corporation.

         (3) Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders.

         (4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the Delaware General Corporation Law, this Certificate, and to any By-Laws.

                                   Article X

         The personal liability of the directors of the corporation hereby is eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law, as the same may be amended or supplemented. No amendment to or repeal of this
Article X or adoption of any provision of this Certificate of Incorporation inconsistent with this Article X shall prejudice the exculpatory effect of this
Article X with respect to any act or omission occurring prior to the effective date of such amendment repeal or inconsistent provision.

                                   Article XI

         The corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended or supplemented from time to time, indemnify all persons whom it may indemnify pursuant thereto, and such indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


                                  Article XII

         The corporation expressly elects not to be governed by Section 203 of Delaware General Corporation Law.

                                  Article XIII

         From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed and other provisions authorized by the laws of the State of



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         Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this Certificate of Incorporation are granted subject to the provisions of this Article XIII.


         IN WITNESS WHEREOF, the incorporator has executed this Certificate of Incorporation the 19th of January, 1995.



                                             /s/ LISA ORMAND
                                             ----------------------------------
                                             Lisa Ormand, Incorporator




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